Exhibit 5.1

    MORRISON & FOERSTER LLP
San Francisco, California

July 23, 2001

Sage, Inc.
1601 McCarthy Boulevard
Milpitas, CA 95035

Gentlemen:

    At your request, we have examined the Registration Statement on Form S-8 executed by you on July 23, 2001 and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 487,847 shares of your common stock, $0.01 par value (the "Common Stock") which will be issuable under the Second Amended and Restated 1997 Stock Plan (the "Plan").

    As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan, the authorization of the issuance of the shares of Common Stock under the Plan and of options previously granted pursuant to the Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

    Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

    We consent to the use of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      Morrison & Foerster LLP